AFBI Share Information Book and Tangible Value Per Share * See Non-GAAP Reconciliation

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value Ending Balance, December 31, 2021 $102,219 6,873 $14.87 Stock Activity including repurchase (4,911) Unearned stock comp change 209 AOCI Change (6,297) Effect of goodwill and other intangibles 191 Net earnings before stock compensation 7,913 Stock Compensation, net of taxes (779) Ending balance December 31, 2022 $98,545 6,605 $14.92 (in thousands, including shares)

AFBI Selected Data ($ in thousands) Net Income

AFBI Selected Data Implemented Arbitrage Strategy Amount Average Yield Corporate Securities $29.5 million 6.14% U.S. Treasury Securities $1.9 million 4.63% Total Securities Purchased $31.5 million 6.05% Brokered Deposits* $34.9 million 4.50% Net interest spread produced 1.55% *Brokered Deposits include call options ranging from six months to twelve months.

AFBI Selected Data Gross Loans ($ in thousands) ($ in thousands) *Excludes PPP Loans of $17.9 million, $27,000, and $5,000 as of 2021Q4, 2022Q3, 2022Q4, respectively *Excludes PPP Loans of $101.7 million $17.9 million, and $5,000 as of 12/31/2020, 12/31/2021 12/31/2022, respectively.

AFBI Selected Data Loan Composition As of December 31, 2022 Total Portfolio Real Estate Portfolio

AFBI Selected Data Deposit Composition As of December 31, 2022

AFBI Share Information NON GAAP RECONCILIATION At or For the Period Ending Non-GAAP Reconciliation December 31, 2022 September 30, 2022 June 30, 2022 March 31, 2022 December 31, 2021 Tangible book value per common share reconciliation Book Value per common share (GAAP) $17.73 $17.37 $17.51 $17.58 $17.60 Effect of goodwill and other intangibles (2.81) (2.80) (2.83)   (2.83) (2.73) Tangible book value per common share     $14.92   $14.57   $14.68   $14.75   $14.87 Tangible equity to tangible assets reconciliation Equity to assets (GAAP)     14.80%   14.84%   15.05%   15.31%   15.35% Effect of goodwill and other intangibles (2.05)% (2.09)% (2.12)% (2.14)%   (2.06)% Tangible equity to tangible assets (1) 12.75%   12.75%   12.93%   13.17%   13.29% (1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.